Issuer Free Writing Prospectus dated January 2, 2025 filed

pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated January 2, 2025 and the Prospectus dated

December 7, 2022 (Registration No. 333-268704)

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	Floating Rate Senior Notes due 2030 (the “Floating Rate Notes”)
5.350% Senior Notes due 2030 (the “2030 Notes”)
5.900% Senior Notes due 2035 (the “2035 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	January 2, 2025

Settlement Date:	January 7, 2025 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-268704)

Joint Book-Running Managers:	Barclays Capital Inc.
BBVA Securities Inc.
BofA Securities, Inc.
J.P. Morgan Securities LLC
Santander US Capital Markets LLC
Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp.
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.
Blaylock Van, LLC
R. Seelaus & Co., LLC

Terms Applicable to

Floating Rate Senior Notes due 2030

Aggregate Principal Amount:	$300,000,000

Final Maturity Date:	January 7, 2030

Public Offering Price:	100.000% of aggregate principal amount, plus accrued and unpaid interest, if any, from January 7, 2025

Interest Rate Basis:	Compounded SOFR (as defined under “Description of the Notes—Principal, Maturity and Interest— Floating Rate Notes” in the preliminary prospectus supplement dated January 2, 2025)

Spread to Compounded SOFR:	+129 bps

Interest Payment Dates:	January 7, April 7, July 7 and October 7 of each year, commencing on April 7, 2025

Interest Reset Dates:	Each Floating Rate Interest Payment Date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on April 3, 2025, plus 129 bps

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Floating Rate Interest Payment Date

Interest Period:	The period from and including a Floating Rate Interest Payment Date (or, in the case of the initial Interest Period, the Settlement Date) to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the Floating Rate Notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date

Day Count Convention:	Actual / 360

Optional Redemption:	N/A

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Calculation Agent:	Computershare Trust Company, N.A.

CUSIP / ISIN:	37045X FD3 / US37045XFD30

Terms Applicable to

5.350% Senior Notes due 2030

Aggregate Principal Amount:	$1,200,000,000

Final Maturity Date:	January 7, 2030

Public Offering Price:	99.883% of aggregate principal amount, plus accrued and unpaid interest, if any, from January 7, 2025

Benchmark Treasury:	4.375% due December 31, 2029

Benchmark Treasury Price and Yield:	99-31 ¾; 4.377%

Spread to Benchmark Treasury:	+100 bps

Yield to Maturity:	5.377%

Coupon:	5.350%

Interest Payment Dates:	January 7 and July 7 of each year, commencing on July 7, 2025

Day Count Convention:	30 / 360

Optional Redemption:	Par call on December 7, 2029 (the date that is one month prior to the stated maturity date). Prior to the par call date, make-whole at T+15 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X FB7 / US37045XFB73

Terms Applicable to

5.900% Senior Notes due 2035

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	January 7, 2035

Public Offering Price:	99.858% of aggregate principal amount, plus accrued and unpaid interest, if any, from January 7, 2025

Benchmark Treasury:	4.250% due November 15, 2034

Benchmark Treasury Price and Yield:	97-15+; 4.569%

Spread to Benchmark Treasury:	+135 bps

Yield to Maturity:	5.919%

Coupon:	5.900%

Interest Payment Dates:	January 7 and July 7 of each year, commencing on July 7, 2025

Day Count Convention:	30 / 360

Optional Redemption:	Par call on October 7, 2034 (the date that is three months prior to the stated maturity date). Prior to the par call date, make-whole at T+25 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X FC5 / US37045XFC56

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Barclays Capital Inc. at 1-888-603-5847, BBVA Securities Inc. at 1-800-422-8692, BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533, Santander US Capital Markets LLC at 1-855-403-3636 and Wells Fargo Securities, LLC at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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